Exhibit 99.2

SANUWAVE HEALTH, INC.

CONFERENCE CALL TO DISCUSS 2015 FINANCIAL RESULTS

AND PROVIDE A BUSINESS UPDATE

Thursday, March 31, 2016

10:00 a.m. Eastern Time

Operator

Welcome to the SANUWAVE Health Inc.’s 2015 financial results and business update conference call. At this time, all participants are in listen only mode. Following management’s prepared remarks we will hold a Q&A session. To ask a question please press star followed by one on your touchtone phone.

If anyone has difficulty hearing the conference please press star zero for operator assistance. As a reminder, this conference is being recorded. I would now like to turn the conference over to Lisa Sundstrom, SANUWAVE’s Chief Financial Officer, please go ahead.

Lisa Sundstrom

Good morning. We appreciate your interest in SANUWAVE and in today’s call.

Yesterday afternoon, SANUWAVE announced our 2015 financial results and filed our Annual Report on Form 10-K with the SEC. If you have not received the news release or would like to be added to the Company’s distribution list, please call SANUWAVE at (678) 578-0103 or go to the Investor Relations section of our website at www.sanuwave.com.

Before we begin, I would like to caution that comments made during this conference call by management will contain forward-looking statements that involve risks and uncertainties regarding the operations and future results of SANUWAVE.

We encourage you to review the Company’s filings with the Securities and Exchange Commission including, without limitation, our Forms 10-K and 10-Q, which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Furthermore, the content of this conference call contains time-sensitive information that is accurate only as of the date of the live broadcast, March 31, 2016. SANUWAVE undertakes no obligation to revise or update any statements to reflect events or circumstances after the date of this conference call.

With that said, I would like to turn the call over to our Chairman of the board, Kevin Richardson.

Kevin Richardson

Thanks Lisa. Good morning everyone and thank you for joining us.

We had a robust fourth quarter.  As previously announced, orders were very strong which led to the strong revenues internationally and a backlog that carried over into a good start to 2016.

We continued work on the FDA trial and in February submitted our pre-submission package to the FDA.  We have a meeting scheduled for later next quarter.  We have been particularly quiet over the past 90 days as we have been in a capital raise, which we announced a first close on March 11th of $1.5 million.  The team performed extremely well getting an S-1 through the SEC and having a fully registered and effective offering while at the same time registering the shares associated with the well executed warrant conversion.  These were not easy tasks, but necessary to help improve our capital structure to get to the goal of receiving FDA approval.

With that let me turn it over to Lisa to review our 2015 results.

Lisa Sundstrom

Thank you, Kevin.

Revenues for 2015 were $966,000, an increase of $118,000, or 14%, from the prior year. Our revenues result primarily from sales in Europe, Asia and Asia/Pacific of our orthoPACE and dermaPACE devices and related applicators. The increase in revenue for 2015 is primarily due to an increase in sales of orthoPACE devices in Asia/Pacific and the European Community, as compared to the prior year, as well as higher sales of new and refurbished applicators.

Research and development expenses for 2015 were $2.2 million, a decrease of $828,000, or 28%, from the prior year. The decrease in 2015 is a result of lower costs for clinical sites participating in the dermaPACE clinical study as there were fewer active patients in the clinical study as compared to the prior year and is partially offset by higher consultant expenses related to the calculation and analysis of the data.

General and administrative expenses for 2015 were $2.7 million, a decrease of $534,000, or 16% from the prior year. The decrease for 2015 was primarily due to higher consulting expenses in 2014 related to the capital raises completed in March of last year. This decrease is partially offset by stock compensation expense related to stock options issued to employees, board of directors and medical advisors and increased legal fees in 2015 related to employee matters and patent filings.

Net loss for 2015 was $4.8 million, or ($0.08) per share, compared with a net loss of $6.0 million, or ($0.12) per share in 2014, a decrease in the net loss of $1.2 million, or 19%. The reduction in the net loss for 2015 was a result of the reduced operating expenses in 2015 which I just discussed and lower interest expense in 2015 related to promissory notes that were issued and outstanding during 2014.

Looking at cash flows, as of December 31, 2015, we had cash on hand of $153,000, compared with $3.5 million at December 31, 2014. Net cash used by operating activities was $3.5 million for 2015, compared with $6.7 million for 2014. The decrease for 2015 in cash used for operations was primarily due to lower operating expenses in 2015 and the reduction of accounts payable and accrued expenses in 2014.

We continue to project that our cash burn-rate from operations will be approximately $175,000 to $225,000 per month in 2016 during the preparation of the submission strategy to the FDA and the actual submission to the FDA.

Now, let me turn the call back to Kevin Richardson for a business review.

Kevin Richardson

Thank you, Lisa. Now we’ll have Pete Stegagno, our Vice President of Operations and Regulatory Affairs, walk you through the status of the dermaPACE clinical trial.

Pete Stegagno

Thank you Kevin and good day everyone. Late last year, we reported preliminary top-line data in the supplemental clinical trial for dermaPACE in the treatment of diabetic foot ulcers (DFUs). In this supplemental trial, and in the first Phase III pivotal trial, the primary endpoint was to assess the effectiveness (incidence of complete wound closure) of the dermaPACE and sham-control groups 12 weeks post-initial application. While superiority was not demonstrated at 12 weeks, superiority was demonstrated at 20 weeks and 24 weeks post-initial application.

As we have previously reported, study 2 does not demonstrate superiority in the total patient population at these timepoints (p=0.339 and p=0.254, respectively), the overall population indicates that the device does offer a benefit to patients at a very low risk. The wound closure rate for dermaPACE at 24 weeks in Study 2 was 35.4% compared to 26.2% in the sham control. On a combined basis, at the 12 week endpoint a total of 39 out of 172 (22.7%) of dermaPACE patients had complete wound closure, compared to 30 out of 164 (18.3%) in the control group. There was no statistically significant difference in wound closure at the 12 week follow up between the dermaPACE and control group.

However, in subsequent visits a trend towards significance was shown resulting in a significant difference by the 20 week endpoint that was maintained through the end of the study. At the 24 week endpoint, the rate of wound closure in the dermaPACE cohort was 37.8% compared to 26.2% for the control group, resulting in a p-value of 0.023. These results do demonstrate an assurance of effectiveness at the later time points when using dermaPACE system when looking at an endpoint of complete wound closure.

Our next step was to continue to analyze the data for secondary endpoints involving wound closure, wound reduction, and time to closure. Here we found that the dermaPACE arm performed significantly better as compared to the control arm. In Time-to-Closure analysis on the combined study data, the proportion of patients with wound closure indicate a statistically significant difference between the dermaPACE and the control group in the proportion of subjects with the target-ulcer not closed over the course of the study (p-value=0.0346). Approximately 25% of dermaPACE subjects reached wound closure per the study definition by day 84 (week 12). The same percentage in the control group (25%) did not reach wound closure until day 112 (week 16). These data indicate that in addition to the proportion of subjects reaching wound closure being higher in the dermaPACE group, subjects are also reaching wound closure at a faster rate when dermaPACE is applied.

The mean wound area reduction for both cohorts was analyzed and the mean wound reduction for dermaPACE subjects at 24 weeks was 1.92cm2 compared to 0.16cm2 in the control group. There was a statistically significant difference between the wound area reductions of the two cohorts from the 6 week follow up visit through the end of the study. Because means can be influenced by outliers in the data, the median wound reduction was also reported and favored dermaPACE system. This data is important by identifying the fact that dermaPACE has a significantly positive effect in reducing the size of wounds. Effective wound reduction equates to effective wound management.

An analysis was performed on subjects who had a 50% wound area reduction maintained at two consecutive visits. At 12 and 24 weeks, the dermaPACE group has a higher percentage of subjects with a 50% wound reduction compared to control (p=0.0554 and p=0.0899, respectively). Both time points demonstrate a trend toward statistical significance.

An analysis on the number of patients reporting an increase in wound size demonstrates that a significantly greater proportion of sham control subjects had an increase of at least 10% in their wound area. This indicates that not only does dermaPACE aid in wound healing (decrease in wound size), dermaPACE also may prevent wounds from getting worse (increasing in wound size). The differences are statistically significant in favor of dermaPACE with the exception of Week 2 and Week 24 which are both trending towards significance.

The success results at 12 and 24 weeks have been stratified by demographic characteristics to determine if any notable differences were identified when each characteristic is compared.

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At 12 weeks, the only statistically significant difference observed between the two groups was in the subjects who were greater than or equal to 70 inches in height. The percentage of dermaPACE subject who had complete wound closure was 30.0% compared to 14.1% in the control group.

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At 24 weeks, several sub-populations demonstrated a statistically higher percentage of wound closure in dermaPACE subjects compared to the control subjects. Subjects with age less than 65 years, BMI less than 32, height greater than or equal to 70 inches, and male subjects all had success rates statistically significantly higher than the control group (p-value = ≤ 0.050).

In addition to efficacy, we were pleased to see that the safety data in the second trial was very favorable for dermaPACE, validating the results that were seen in the first trial. The primary safety endpoint of the overall rate of adverse events throughout the 24 week study was not statistically different between dermaPACE and Sham-control. The total number of serious adverse events related to application site infections was reduced in dermaPACE and no issues regarding the tolerability of dermaPACE treatment was shown throughout the application, treatment and follow-up periods of the study.

In addition to a lower rate of serious adverse events, the dermaPACE cohort exhibited a lower rate of target ulcer recurrence and amputations. The recurrence rate for dermaPACE patients was 7.7% compared to 11.6% in the control group (p-value=0.490). The percentage of patients that had to undergo amputation of the target ulcer was lower in dermaPACE as well (2.3% vs. 3.0%, p-value= 0.745, respectively).

In conclusion, compared to the control, the dermaPACE data demonstrates a greater reduction in wound size beginning very early in the treatment regimen and a lower number of subjects with an increase in wound size all the while demonstrating a very safe delivery profile. Additionally, wound closure at later points in time significantly favors dermaPACE. As such, dermaPACE could be a factor in reducing the risks of infections, amputation and co-morbidities associated with diabetic foot ulcers and improving the patient’s quality of life, all the while affording the treating clinician the opportunity to effectively manage the wound. The adverse events associated with the dermaPACE treatment were comparable to those seen in the control group in both incidence and type. These events are most likely a result of the diabetes or the foot ulcer rather than the actual dermaPACE device treatment. We also see that various subgroups of patients respond significantly better. This gives us a key insight for developing follow-on studies.

What’s next? First, SANUWAVE has previously reported that we met with FDA to discuss proposals for additional analyses of the trial data beyond complete closure at 12 weeks. SANUWAVE was aware at the time that success would not be achieved at 12 Weeks based upon interim analyses of the Data Monitoring Committee. SANUWAVE presented these facts to FDA. The FDA stated they were on-board with our plan to analyze additional secondary objectives, but that we should maintain the prospectively defined primary endpoint of complete closure at 12 weeks. They also stated that they will review a submission and make a final decision on approvability taking into account the totality of the results, looking at primary and secondary endpoint analyses as well as sub-group analyses. Importantly, all efficacy data will be reviewed in the context of the benefit and risk profile.

In February of this year, SANUWAVE, working with our regulatory consultants, Musculoskeletal Clinical Research Associates (MCRA), sent a Pre-Submission package to FDA outlining the data analyses I’ve just presented. We requested a face-to-face meeting with FDA to discuss the results and to discuss submission strategies. We will be meeting with FDA in late-April/early-May. Our expectation for this meeting is to gain agreement with FDA in determining the most expeditious route to product approval. We will report the results of this meeting in May.

Kevin.

Kevin Richardson

Thank you, Pete.

Lisa will summarize the progress we’ve made internationally. Let me turn it over to Lisa.

Lisa Sundstrom

Our international sales have continued to expand with an increase of 38% in device sales in 2015, as compared to 2014. This was due to sales of our orthoPACE device in South Korea, which is becoming a key market in the use of our technology, and sales of our orthoPACE device in Italy, which has always been a key market in the use of our technology for treating tendonopothies such as for knee and shoulder pain.

In South Korea, in conjunction with our exclusive distributor, we achieved approval for use of our device for wound care. Our distributor already has approval for our orthopedic device, the orthoPACE.

We will continue to provide updates as these efforts continue to progress.

Kevin.

Kevin Richardson

Thank you, Lisa.

As you just heard that in 2015 we had many accomplishments of which we are proud, but we must now look forward to what can expect in the near term.

First, we will begin the submission process with our PMA to the FDA.

Second, we will conclude an equity offering to complete the FDA submission successfully. We are very excited about bringing a unique, novel cost effective and patient friendly product to a market that sorely needs innovation. As we have stated before when the product is approved we think adoption will be quick because the patient will benefit from the convenience and ease of application and the fact there is no surgery. The physician benefits because he will make more money on his time spent on treatment. Finally, payors will benefit as the pricing is much more competitive then currently available offerrings in the advanced wound care space.

I will stop here and we are happy to answer any questions that you may have.

I will now open up the call for your questions. Operator….

Operator

Q&A.

I will now turn the call back to Mr. Kevin Richardson for closing remarks.

Kevin Richardson